SMALLCAP WORLD FUND, INC.

ARTICLES SUPPLEMENTARY
INCREASING AUTHORIZED STOCK
AS AUTHORIZED BY SECTION 2-105(c) OF
THE MARYLAND GENERAL CORPORATION LAW

SMALLCAP World Fund, Inc., a Maryland corporation (the "Corporation") having its principal address at The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:     In accordance with Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors has increased the authorized Capital Stock of the corporation to 1,000,000,000 shares of Common Stock (par value $.01 per share).

SECOND:   The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

THIRD:         (a) As of immediately before the increase the total number of shares of stock of all classes which the Corporation has authority to issue is 800,000,000 shares of Common Stock (par value $.01 per share).

(b)  As increased the total number of shares of stock of all classes which the Corporation has authority to issue is 1,000,000,000 shares of Common Stock (par value $.01 per share).

(c)  The aggregate par value of all shares having a par value is $8,000,000 before the increase and $10,000,000 as increased.

IN WITNESS WHEREOF, SMALLCAP World Fund, Inc., has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Executive Vice President of the Corporation and its corporate seal to be hereto affixed and attested by its Secretary on this 25th day of September, 2008.

SMALLCAP WORLD FUND, INC.

By	/s/ Chad L. Norton	By	/s/ Paul F. Roye
	Chad L. Norton		Paul F. Roye
	Secretary		Executive Vice President

THE UNDERSIGNED, Executive Vice President of SMALLCAP World Fund, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under penalty of perjury.

Date:	September 28, 2008	By	/s/ Paul F. Roye
Paul F. Roye
Executive Vice President